Exhibit 99.2

GUITAR CENTER, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$10,926	$14,529
Accounts receivable, net	34,939	40,844
Merchandise inventories	493,173	445,771
Prepaid expenses and other current assets	17,787	15,533
Deferred income taxes	16,334	13,492
Total current assets	573,159	530,169
Property and equipment, net	172,118	149,209
Goodwill	95,701	85,929
Intangibles, net	8,123	9,142
Other assets	5,535	5,741
	$854,636	$780,190
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$99,382	$79,497
Accrued expenses and other current liabilities	64,446	106,181
Merchandise advances	20,199	25,127
Borrowing under revolving line of credit	87,549	32,266
Total current liabilities	271,576	243,071
Other long-term liabilities	14,433	11,995
Deferred income taxes	15,112	20,307
Long-term debt	99,815	100,000
Total liabilities	400,936	375,373
Stockholders’ equity:
Preferred stock	—	—
Common stock	264	261
Additional paid-in capital	346,499	326,755
Retained earnings	106,937	77,801
Stockholders’ equity	453,700	404,817
	$854,636	$780,190

GUITAR CENTER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,
	2006	2005
Net sales	$457,978	$402,296
Cost of goods sold, buying and occupancy	326,621	286,956
Gross profit	131,357	115,340
Selling, general and administrative expenses	107,984	92,429
Operating income	23,373	22,911
Interest expense, net	2,374	1,915
Income before income taxes	20,999	20,996
Income taxes	7,570	8,085
Net income	$13,429	$12,911
Net income per share:
Basic	$0.51	$0.50
Diluted	$0.47	$0.46
Weighted average shares outstanding:
Basic	26,278	25,885
Diluted	30,012	29,836

GUITAR CENTER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

(Unaudited)

	Six months ended June 30,
	2006	2005
Net sales	$928,725	$798,682
Cost of goods sold, buying and occupancy	660,862	572,170
Gross profit	267,863	226,512
Selling, general and administrative expenses	217,098	176,900
Operating income	50,765	49,612
Interest expense, net	4,226	2,790
Income before income taxes	46,539	46,822
Income taxes	17,403	18,027
Net income	$29,136	$28,795
Net income per share:
Basic	$1.11	$1.12
Diluted	$1.03	$1.02
Weighted average shares outstanding:
Basic	26,227	25,740
Diluted	29,849	29,780

GUITAR CENTER, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30, 2006	Three months ended June 30, 2005
Calculation of Diluted Income Per Share
Net income	$13,429	$12,911
Add back interest, net of tax, on 4% Senior Convertible Notes (a)	825	727
Net income excluding interest expense on 4% Senior Convertible Notes	14,254	13,638
Basic weighted average shares outstanding	26,278	25,885
Dilutive effect of options outstanding	842	1,059
Shares issuable on assumed conversion of 4% Senior Convertible Notes (b)	2,892	2,892
Diluted weighted average shares outstanding	30,012	29,836
Diluted income per share	$0.47	$0.46

(a)             Represents the interest expense, including contingent interest and amortization of deferred financing costs, on the 4% Senior Convertible Notes, net of tax, using an effective tax rate of 36.05% for 2006 and 38.50% for 2005.

(b)            Represents the weighted average number of common shares issuable upon the conversion of the Senior Convertible Notes.